April 14, 2023	Registration Statement Nos. 333-270004 and 333-270004-01; Rule 424(b)(2)

JPMorgan Chase Financial Company LLC
Structured Investments

$2,000,000

Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF due April 17, 2025

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

•	The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of each of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF, which we refer to as the Funds, is greater than or equal to 90.00% of its Initial Value, which we refer to as an Interest Barrier.
•	If the closing price of one share of each Fund is greater than or equal to its Interest Barrier on any Review Date, investors will receive, in addition to the Contingent Interest Payment with respect to that Review Date, any previously unpaid Contingent Interest Payments for prior Review Dates.
•	Investors should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.
•	Investors should also be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive Contingent Interest Payments.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Payments on the notes are not linked to a basket composed of the Funds. Payments on the notes are linked to the performance of each of the Funds individually, as described below.
•	Minimum denominations of $1,000 and integral multiples thereof
•	The notes priced on April 14, 2023 and are expected to settle on or about April 19, 2023.
•	CUSIP: 48133V6C9

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$4	$996
Total	$2,000,000	$8,000	$1,992,000

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $4.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $978.80 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Pricing supplement to product supplement no. 4-I dated April 13, 2023, underlying supplement no. 1-I dated April 13, 2023 and the prospectus and prospectus supplement, each dated April 13, 2023

Key Terms

Issuer: JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.

Guarantor: JPMorgan Chase & Co.

Funds: The iShares® iBoxx® $ Investment Grade Corporate Bond ETF (Bloomberg ticker: LQD) and the iShares® 20+ Year Treasury Bond ETF (Bloomberg ticker: TLT)

Contingent Interest Payments: If the closing price of one share of each Fund on any Review Date is greater than or equal to its Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $7.0417 (equivalent to a Contingent Interest Rate of 8.45% per annum, payable at a rate of 0.70417% per month), plus any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the Contingent Interest Payment is not paid on any Interest Payment Date, that unpaid Contingent Interest Payment will be paid on a later Interest Payment Date if the closing price of one share of each Fund on the Review Date related to that later Interest Payment Date is greater than or equal to its Interest Barrier. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of either Fund on each subsequent Review Date is less than its Interest Barrier.

Contingent Interest Rate: 8.45% per annum, payable at a rate of 0.70417% per month

Interest Barrier: With respect to each Fund, 90.00% of its Initial Value, which is $98.451 for the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and $94.572 for the iShares® 20+ Year Treasury Bond ETF

Trigger Value: With respect to each Fund, 85.00% of its Initial Value, which is $92.9815 for the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and $89.318 for the iShares® 20+ Year Treasury Bond ETF

Pricing Date: April 14, 2023

Original Issue Date (Settlement Date): On or about April 19, 2023

Review Dates*: May 15, 2023, June 14, 2023, July 14, 2023, August 14, 2023, September 14, 2023, October 16, 2023, November 14, 2023, December 14, 2023, January 16, 2024, February 14, 2024, March 14, 2024, April 15, 2024, May 14, 2024, June 14, 2024, July 15, 2024, August 14, 2024, September 16, 2024, October 14, 2024, November 14, 2024, December 16, 2024, January 14, 2025, February 14, 2025, March 14, 2025 and April 14, 2025 (final Review Date)

Interest Payment Dates*: May 18, 2023, June 20, 2023, July 19, 2023, August 17, 2023, September 19, 2023, October 19, 2023, November 17, 2023, December 19, 2023, January 19, 2024, February 20, 2024, March 19, 2024, April 18, 2024, May 17, 2024, June 20, 2024, July 18, 2024, August 19, 2024, September 19, 2024, October 17, 2024, November 19, 2024, December 19, 2024, January 17, 2025, February 20, 2025, March 19, 2025 and the Maturity Date

Maturity Date*: April 17, 2025

* Subject to postponement in the event of a market disruption event and as described under “General Terms of Notes — Postponement of a Determination Date — Notes Linked to Multiple Underlyings” and “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Payment at Maturity:

If the Final Value of each Fund is greater than or equal to its Trigger Value, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date plus (c) if the Contingent Interest Payment applicable to the final Review Date is payable, any previously unpaid Contingent Interest Payments for any prior Review Dates.

If the Final Value of either Fund is less than its Trigger Value, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Fund Return)

If the Final Value of either Fund is less than its Trigger Value, you will lose more than 15.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

Lesser Performing Fund: The Fund with the Lesser Performing Fund Return

Lesser Performing Fund Return: The lower of the Fund Returns of the Funds

Fund Return:

With respect to each Fund,

(Final Value – Initial Value)
Initial Value

Initial Value: With respect to each Fund, the closing price of one share of that Fund on the Pricing Date, which was $109.39 for the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and $105.08 for the iShares® 20+ Year Treasury Bond ETF

Final Value: With respect to each Fund, the closing price of one share of that Fund on the final Review Date

Share Adjustment Factor: With respect to each Fund, the Share Adjustment Factor is referenced in determining the closing price of one share of that Fund and is set equal to 1.0 on the Pricing Date. The Share Adjustment Factor of each Fund is subject to adjustment upon the occurrence of certain events affecting that Fund. See “The Underlyings — Funds — Anti-Dilution Adjustments” in the accompanying product supplement for further information.

PS-1 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

How the Notes Work

Payments in Connection with Review Dates Preceding the Final Review Date

Payment at Maturity

PS-2 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

Total Contingent Interest Payments

The table below illustrates the hypothetical total Contingent Interest Payments per $1,000 principal amount note over the term of the notes based on the Contingent Interest Rate of 8.45% per annum, depending on how many Contingent Interest Payments are made prior to maturity.

Number of Contingent Interest Payments	Total Contingent Interest Payments
24	$169.0000
23	$161.9583
22	$154.9167
21	$147.8750
20	$140.8333
19	$133.7917
18	$126.7500
17	$119.7083
16	$112.6667
15	$105.6250
14	$98.5833
13	$91.5417
12	$84.5000
11	$77.4583
10	$70.4167
9	$63.3750
8	$56.3333
7	$49.2917
6	$42.2500
5	$35.2083
4	$28.1667
3	$21.1250
2	$14.0833
1	$7.0417
0	$0.0000

Hypothetical Payout Examples

The following examples illustrate payments on the notes linked to two hypothetical Funds, assuming a range of performances for the hypothetical Lesser Performing Fund on the Review Dates.

In addition, the hypothetical payments set forth below assume the following:

•	an Initial Value for the Lesser Performing Fund of $100.00;
•	an Interest Barrier for the Lesser Performing Fund of $90.00 (equal to 90.00% of its hypothetical Initial Value);
•	a Trigger Value for the Lesser Performing Fund of $85.00 (equal to 85.00% of its hypothetical Initial Value); and
•	a Contingent Interest Rate of 8.45% per annum (payable at a rate of 0.70417% per month).

The hypothetical Initial Value of the Lesser Performing Fund of $100.00 has been chosen for illustrative purposes only and does not represent the actual Initial Value of either Fund. The actual Initial Value of each Fund is the closing price of one share of that Fund on the Pricing Date and is specified under “Key Terms — Initial Value” in this pricing supplement. For historical data regarding the actual closing prices of one share of each Fund, please see the historical information set forth under “The Funds” in this pricing supplement.

Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

PS-3 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

Example 1 — The Final Value of the Lesser Performing Fund is greater than or equal to its Trigger Value and its Interest Barrier.

Date	Closing Price of One Share of Lesser Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$95.00	$7.0417
Second Review Date	$85.00	$7.0417
Third through Twenty-Third Review Dates	Less than Interest Barrier	$0
Final Review Date	$90.00	$1,154.9167
	Total Payment	$1,169.00 (16.90% return)

Because the Final Value of the Lesser Performing Fund is greater than or equal to its Trigger Value and its Interest Barrier, the payment at maturity, for each $1,000 principal amount note, will be $1,154.9167 (or $1,000 plus the Contingent Interest Payment applicable to the final Review Date plus the unpaid Contingent Interest Payments for any prior Review Dates). When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,169.00.

Example 2 — The Final Value of the Lesser Performing Fund is less than its Interest Barrier but is greater than or equal to its Trigger Value.

Date	Closing Price of One Share of Lesser Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$90.00	$7.0417
Second Review Date	$80.00	$7.0417
Third through Twenty-Third Review Dates	Less than Interest Barrier	$0
Final Review Date	$85.00	$1,000.00
	Total Payment	$1,014.0833 (1.40833% return)

Because the Final Value of the Lesser Performing Fund is less than its Interest Barrier but is greater than or equal to its Trigger Value, the payment at maturity, for each $1,000 principal amount note, will be $1,000.00. When added to the Contingent Interest Payments received with respect to the prior Review Dates, the total amount paid, for each $1,000 principal amount note, is $1,014.0833.

Example 3 — The Final Value of the Lesser Performing Fund is less than its Trigger Value.

Date	Closing Price of One Share of Lesser Performing Fund	Payment (per $1,000 principal amount note)
First Review Date	$40.00	$0
Second Review Date	$45.00	$0
Third through Twenty-Third Review Dates	Less than Interest Barrier	$0
Final Review Date	$50.00	$500.00
	Total Payment	$500.00 (-50.00% return)

Because the Final Value of the Lesser Performing Fund is less than its Trigger Value and the Lesser Performing Fund Return is -50.00%, the payment at maturity will be $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-50.00%)] = $500.00

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect the fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

PS-4 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS —

The notes do not guarantee any return of principal. If the Final Value of either Fund is less than its Trigger Value, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Fund is less than its Initial Value. Accordingly, under these circumstances, you will lose more than 15.00% of your principal amount at maturity and could lose all of your principal amount at maturity.

•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL —

We will make a Contingent Interest Payment with respect to a Review Date (and we will pay you any previously unpaid Contingent Interest Payments for any prior Review Dates) only if the closing price of one share of each Fund on that Review Date is greater than or equal to its Interest Barrier. If the closing price of one share of either Fund on that Review Date is less than its Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. You will not receive any unpaid Contingent Interest Payments if the closing price of one share of either Fund on each subsequent Review Date is less than its Interest Barrier. Accordingly, if the closing price of one share of either Fund on each Review Date is less than its Interest Barrier, you will not receive any interest payments over the term of the notes.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. —

Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS —

As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.

•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED TO THE SUM OF ANY CONTINGENT INTEREST PAYMENTS THAT MAY BE PAID OVER THE TERM OF THE NOTES,

regardless of any appreciation of either Fund, which may be significant. You will not participate in any appreciation of either Fund.

•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE PRICE OF ONE SHARE OF EACH FUND —

Payments on the notes are not linked to a basket composed of the Funds and are contingent upon the performance of each individual Fund. Poor performance by either of the Funds over the term of the notes may negatively affect whether you will receive a Contingent Interest Payment on any Interest Payment Date and your payment at maturity and will not be offset or mitigated by positive performance by the other Fund.

•	YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE LESSER PERFORMING FUND.
•	THE BENEFIT PROVIDED BY THE TRIGGER VALUE MAY TERMINATE ON THE FINAL REVIEW DATE —

If the Final Value of either Fund is less than its Trigger Value, the benefit provided by the Trigger Value will terminate and you will be fully exposed to any depreciation of the Lesser Performing Fund.

PS-5 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

•	YOU WILL NOT RECEIVE DIVIDENDS OR OTHER DISTRIBUTIONS ON EITHER FUND OR THE SECURITIES HELD BY EITHER FUND OR HAVE ANY RIGHTS WITH RESPECT TO EITHER FUND OR THOSE SECURITIES.
•	THE RISK OF THE CLOSING PRICE OF ONE SHARE OF A FUND FALLING BELOW ITS INTEREST BARRIER OR TRIGGER VALUE IS GREATER IF THE PRICE OF ONE SHARE OF THAT FUND IS VOLATILE.
•	LACK OF LIQUIDITY —

The notes will not be listed on any securities exchange. Accordingly, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes. You may not be able to sell your notes. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS —

We and our affiliates play a variety of roles in connection with the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests are potentially adverse to your interests as an investor in the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement.

In addition, the market prices of the bonds underlying the iShares® iBoxx® $ Investment Grade Corporate Bond ETF are determined, in part, by reference to the bid and ask quotations provided by contributing banks, including our affiliates. Furthermore, one of our affiliates, JPMS, is one of the primary dealers through which the U.S. Federal Reserve conducts open-market purchases and sales of U.S. Treasury securities, including U.S. Treasury bonds that may be held by the iShares® 20+ Year Treasury Bond ETF. These activities may affect the prices of the securities held by the Funds and, in turn, the prices of the Funds. We and our affiliates will have no obligation to consider your interests as a holder of the notes when undertaking these activities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES —

The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES —

See “The Estimated Value of the Notes” in this pricing supplement.

•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE —

The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD —

We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period.

PS-6 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES —

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy the notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS —

The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the prices of one share of the Funds. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement.

Risks Relating to the Funds

•	THERE ARE RISKS ASSOCIATED WITH THE FUNDS —

The Funds are subject to management risk, which is the risk that the investment strategies of the applicable Fund’s investment adviser, the implementation of which is subject to a number of constraints, may not produce the intended results. These constraints could adversely affect the market prices of the shares of the Funds and, consequently, the value of the notes.

•	THE PERFORMANCE AND MARKET VALUE OF EACH FUND, PARTICULARLY DURING PERIODS OF MARKET VOLATILITY, MAY NOT CORRELATE WITH THE PERFORMANCE OF THAT FUND’S UNDERLYING INDEX AS WELL AS THE NET ASSET VALUE PER SHARE —

Each Fund does not fully replicate its Underlying Index (as defined under “The Funds” below) and may hold securities different from those included in its Underlying Index. In addition, the performance of each Fund will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of each Fund and its Underlying Index. In addition, corporate actions, if applicable, with respect to the issuers of the securities underlying a Fund may impact the variance between the performances of that Fund and its Underlying Index. Finally, because the shares of each Fund are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of each Fund may differ from the net asset value per share of that Fund.

During periods of market volatility, securities underlying each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of that Fund and the liquidity of that Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of a Fund. As a result, under these circumstances, the market value of shares of a Fund may vary substantially from the net asset value per share of that Fund. For all of the foregoing reasons, the performance of each Fund may not correlate with the performance of its Underlying Index as well as the net asset value per share of that Fund, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

•	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING INTEREST RATE-RELATED RISKS —

Investing in the notes that provide exposure to Funds, which primarily hold bonds, differs significantly from investing directly in bonds to be held to maturity, as the value of the applicable Fund changes, at times significantly, during each trading day based upon the current market prices of the underlying bonds. The market prices of these bonds are volatile and significantly influenced by a number of factors, particularly the duration of the underlying bonds, the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of these bonds.

In general, fixed-income instruments are significantly affected by changes in current market interest rates. As interest rates rise, the prices of fixed-income instruments are likely to decrease, and as interest rate fall, the price of fixed-income securities are likely

PS-7 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

to increase. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. As a result, rising interest rates may cause the value of the long-dated bonds underlying the a Fund to decline, possibly significantly, which would adversely affect the value of the notes.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength or weakness in the local economies of the issuers of the securities under the Funds and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the markets of the issuers of the securities underlying the Funds and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of capital markets that include the issuers of the securities underlying the Funds, including U.S. capital markets, and foreign capital markets.

Prices of U.S. treasury bonds have recently fallen after trading near historic high prices for an extended period of time.  If the price of the U.S. treasury bonds reverts to its historic mean or otherwise continues to fall as a result of a general increase in interest rates, Federal Reserve policies or actions, or perceptions of reduced credit quality of the U.S. government or otherwise, the value of the bonds underlying a Fund will decline, which could have a negative impact on the performance of the notes.

•	THE NOTES ARE SUBJECT TO SIGNIFICANT RISKS ASSOCIATED WITH FIXED-INCOME SECURITIES, INCLUDING CREDIT RISK —

The prices of the bonds underlying a Fund are significantly influenced by the creditworthiness of the issuers of those bonds. The bonds underlying a Fund may have their credit ratings downgraded, including in the case of the investment-grade bonds, a downgrade from investment grade to non-investment grade status, or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of the bonds underlying a Fund may suffer significant and rapid price declines. These events may affect only a few or a large number of the bonds underlying a Fund. For example, during the most recent credit crisis in the United States, credit spreads widened significantly as the market demanded very high yields on corporate bonds, and as a result, the prices of the bonds in the U.S. dropped significantly. There can be no assurance that some or all of the factors that contributed to that credit crisis will not depress the price, perhaps significantly, of the bonds underlying a Fund, which would adversely affect the value of the notes

•	THE VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE CHANGES IN THE LOCAL GOVERNMENTS AND ECONOMIES OF THE LOCAL GOVERNMENTS OF THE ISSUERS OF THE BONDS UNDERLYING THE FUNDS —

The value of a Fund may be influenced by unpredictable changes, or expectations of changes, in the local markets for the bonds underlying that Fund. Changes in the local governments of the issuers of the bonds underlying a Fund that may influence the value of the notes include:

•	economic performance, including any financial or economic crises and changes in the gross domestic product, the principal sectors, inflation, employment and labor, and prevailing prices and wages;
•	the monetary system, including the monetary policy, the exchange rate policy, the economic and tax policies, banking regulation, credit allocation and exchange controls;
•	the external sector, including the amount and types of foreign trade, the geographic distribution of trade, the balance of payments, and reserves and exchange rates;
•	public finance, including the budget process, any entry into or termination of any economic or monetary agreement or union, the prevailing accounting methodology, the measures of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and
•	public debt, including external debt, debt service and the debt record.

These factors interrelate in complex ways, and the effect of one factor on the market value of the bonds underlying a Fund may offset or enhance the effect of another factor. Changes in the value of a Fund may adversely affect any payment on the notes.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE iSHARES® iBOXX® $ INVESTMENT GRADE CORPORATE BOND ETF —

Some of the equity securities held by the iShares® iBoxx® $ Investment Grade Corporate Bond ETF have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is

PS-8 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.

•	THE ANTI-DILUTION PROTECTION FOR THE FUNDS IS LIMITED —

The calculation agent will make adjustments to the Share Adjustment Factor for each Fund for certain events affecting the shares of that Fund. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Funds. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

PS-9 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

The Funds

The iShares® iBoxx® $ Investment Grade Corporate Bond ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. dollar-denominated, investment-grade corporate bonds, which is currently the Markit iBoxx® USD Liquid Investment Grade Index. The Markit iBoxx® USD Liquid Investment Grade Index is a market-value weighted index that is designed to reflect the performance of the U.S. dollar-denominated investment-grade corporate debt for sale in the United States. The iShares® iBoxx® $ Investment Grade Corporate Bond ETF trades on NYSE Arca, Inc. under the ticker symbol “LQD.” For additional information about the iShares® iBoxx® $ Investment Grade Corporate Bond ETF, see “Fund Descriptions — The iShares® ETFs” in the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the iShares® iBoxx® $ Investment Grade Corporate Bond ETF is an “iShares® ETF.” For additional information about the Markit iBoxx® USD Liquid Investment Grade Index, see Annex A in this pricing supplement.

The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of U.S. Treasury bonds with remaining maturities greater than twenty years, which is currently the ICE U.S. Treasury 20+ Year Bond Index. The ICE U.S. Treasury 20+ Year Bond Index measures the performance of the U.S. dollar-denominated, fixed-rate U.S. Treasury market that have a remaining maturity greater than or equal to twenty years. For additional information about the iShares® 20+ Year Treasury Bond ETF, see “Fund Descriptions — The iShares® 20+ Year Treasury Bond ETF” in the accompanying underlying supplement.

Historical Information

The following graphs set forth the historical performance of each Fund based on the weekly historical closing prices of one share of each Fund from January 5, 2018 through April 6, 2023. The closing price of one share of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF on April 14, 2023 was $109.39. The closing price of one share of the iShares® 20+ Year Treasury Bond ETF on April 14, 2023 was $105.08. We obtained the closing prices above and below from the Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices above and below may have been adjusted by Bloomberg for actions taken by the Funds, such as stock splits.

The historical closing prices of one share of each Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of either Fund on any Review Date. There can be no assurance that the performance of the Funds will result in the return of any of your principal amount or the payment of any interest.

PS-10 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

Tax Treatment

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. The discussions above and in the accompanying product supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the notice described above.

Non-U.S. Holders — Tax Considerations. The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to take a position that Contingent Interest Payments are not subject to U.S. withholding tax (at least if an applicable Form W-8 is provided), it is expected that withholding agents will (and we, if we are the withholding agent, intend to) withhold on any Contingent Interest Payment paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the notes must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the notes, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations. Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2025 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular

PS-11 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event of any withholding on the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.

The estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. A portion of the profits, if any, realized in hedging our obligations under the notes may be allowed to other affiliated or unaffiliated dealers, and we or one or more of our affiliates will retain any remaining hedging profits. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary market prices of the notes will be impacted by many economic and market factors” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period” in this pricing supplement.

PS-12 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “How the Notes Work” and “Hypothetical Payout Examples” in this pricing supplement for an illustration of the risk-return profile of the notes and “The Funds” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been issued by JPMorgan Financial pursuant to the indenture, the trustee and/or paying agent has made, in accordance with the instructions from JPMorgan Financial, the appropriate entries or notations in its records relating to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf
•	Underlying supplement no. 1-I dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000121390023029543/ea151873_424b2.pdf
•	Prospectus supplement and prospectus, each dated April 13, 2023: http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

PS-13 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

Annex A

The Markit iBoxx® USD Liquid Investment Grade Index

All information contained in this pricing supplement regarding the Markit iBoxx® USD Liquid Investment Grade Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”) and Markit IHS Markit Benchmark Administration Limited (“IHS Markit”). The Markit iBoxx® USD Liquid Investment Grade Index is calculated, maintained and published by S&P Dow Jones and IHS Markit. S&P Dow Jones and IHS Market have no obligation to publish, and may discontinue the publication of, the Markit iBoxx® USD Liquid Investment Grade Index.

The Markit iBoxx® USD Liquid Investment Grade Index is reported by Bloomberg under the ticker symbol “IBOXIG.”

The Markit iBoxx® USD Liquid Investment Grade Index is a market-value weighted index that is designed to reflect the performance of the U.S. dollar (”USD”)-denominated investment-grade corporate debt for sale in the United States. The Markit iBoxx® USD Liquid Investment Grade Index is rebalanced once a month at the month-end and consists of investment grade USD-denominated bonds issued by corporate issuers from developed countries and rated by one of three rating agencies: Fitch Ratings, Moody’s Investors Service or S&P Global Rating.

The bonds in the Markit iBoxx® USD Liquid Investment Grade Index must meet all the criteria described below as of the close of the business three business days prior to the rebalancing date, provided that the relevant bond data can be verified as of that date (the “bond selection cut-off date”). The new index composition becomes effective on the first business day of the next month.

The history of Markit iBoxx® USD Liquid Investment Grade Index starts on December 31, 1998 with a base level of 100.

Bond Selection Criteria

The following selection criteria are applied to select the constituents of the Markit iBoxx® USD Liquid Investment Grade Index.

Bond Type

Only fixed-rate bonds whose cash flow can be determined in advance are eligible for the Markit iBoxx® USD Liquid Investment Grade Index. The Markit iBoxx® USD Liquid Investment Grade Index is composed solely of bonds. T-Bills and other money market instruments are not eligible. The Markit iBoxx® USD Liquid Investment Grade Index include only USD -denominated bonds.

In particular, bonds with the following characteristics are included:

•	Fixed coupon bonds
•	Step-up bonds with coupon schedules known at issuance (or as functions of the issuer’s rating)
•	Sinking funds and amortizing bonds
•	Medium term notes (MTNs)
•	Senior fixed-to-float bonds issued by banks with a call option up to 25 months prior to maturity
•	Rule 144A offerings with a registration right. Only 144A bonds where the Regulation S (“Reg S”) version of the bond is eligible for the Markit iBoxx USD Benchmark Index are eligible.
•	Callable bonds
•	Puttable bonds

The following instrument bond types are specifically excluded from the Markit iBoxx® USD Liquid Investment Grade Index:

•	Preferred shares
•	Optionally and mandatory convertible bonds
•	Subordinated bank or insurance debt with mandatory contingent conversion features or with any conversion options before the first call date
•	Bonds with other equity features attached (e.g., options/warrants)
•	Perpetual bonds
•	Fixed-to-floater bonds (except senior fixed-to-float bonds issued by banks with a call option up to 25 months prior to maturity)
•	Floating rate notes
•	Pay-in kind bonds (during the pay-in-kind period)
PS-14 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

•	Zero coupon bonds
•	Zero step-ups (GAINS)
•	Bonds with differences between accrual and coupon payment periods and monthly-paying bonds
•	Private placements
•	Retail bonds

For retail bonds and private placements, publicly available information is not always conclusive and the classification of a bond as a retail bond or a private placement will be made at IHS Markit’s discretion based on the information available at the time of determination.

Credit Rating

All bonds in the Markit iBoxx® USD Liquid Investment Grade Index must have an iBoxx Rating of investment grade. Ratings from Fitch Ratings, Moody’s Investment Service and S&P Global Ratings are considered for the calculation of the iBoxx Rating. Investment grade is defined as BBB- or higher from Fitch Ratings and S&P Global Ratings and Baa3 or higher from Moody’s Investor Service. If a bond is rated by more than one of the above agencies, then the iBoxx rating is the average of the provided ratings. The rating is consolidated to the nearest rating grade. Rating notches are not used.

Expected Remaining Life

All bonds must have at the rebalancing day an expected remaining life of at least three years. All new insertions must have an expected remaining life of at least three years and six months. The expected remaining life is calculated from the rebalancing date to the assumed workout date of the bond, by using the day count convention of the bond. The workout date for a bond is determined based on the bond features. For plain vanilla bonds, the expected workout date is the final maturity date. For dated and undated callable financial hybrid capital bonds, the workout date is assumed to be the first call date. For soft bullets, the expected workout date is determined using the first call date.

Amount Outstanding

Issue amount outstanding. The outstanding face value of a bond must be greater than or equal to USD 750 million as of the bond selection cut-off date. Partial buybacks or increases affect the outstanding face value of a prospective bond. IHS Markit considers changes to the outstanding face value of a candidate bond as a result of partial or full buybacks or increases, provided that IHS Markit is aware of such changes as of the bond selection cut-off date. In the case of Reg S securities that are registered as global securities, the remaining amount of the Reg S version and the registered version are recombined if the bond is not exchanged in full and if the remaining amount of the Reg S version reduces the amount outstanding below the eligibility threshold.

Issuer amount outstanding. The outstanding face value of all bonds denominated in USD from the issuers in the broader Markit iBoxx® USD Investment Grade Corporate Index (excluding fixed-to-float and perpetual bonds, except that senior fixed-to-float bank bonds present in the broader iBoxx® USD Investment Grade universe are included) must be greater than or equal to USD 2 billion as of the bond selection cut-off date.

Lock-out Period and Minimum Run

Lock-out period. A bond that drops out of the Markit iBoxx® USD Liquid Investment Grade Index at the rebalancing day is excluded from reentering the index for a three-month period. This lock-out rule takes precedence over other selection rules. A locked-out bond will not be selected, even if it qualifies for the Markit iBoxx® USD Liquid Investment Grade Index.

Minimum run. Any bond that enters the Markit iBoxx® USD Liquid Investment Grade Index must remain in the Markit iBoxx® USD Liquid Investment Grade Index for a minimum of six months, provided it is not downgraded to sub-investment grade, defaulted or fully redeemed in that period.

Bond Classification

All bonds are classified based on a number of factors, including those described below.

The issuer classification is reviewed regularly based on updated information received by IHS Markit, and status changes are included in the Markit iBoxx® USD Liquid Investment Grade Index at the next rebalancing if necessary.

PS-15 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

Denomination

Bonds must be denominated in USD with clearance and settlement available through Depository Trust and Clearing Corporation (DTCC). The securities need to be either publicly registered in the United States with the Securities and Exchange Commission or Rule 144A offerings with registration rights. Eurobonds are excluded.

Issuer

The bond must be corporate credit, i.e., debt instruments backed by corporate issuers that are not secured by specific assets. Debt issued by governments, sovereigns, quasi-sovereigns, and government-backed or guaranteed entities is excluded.

Issuer Country

Bonds from countries classified as developed markets based on the Markit Global Economic Development Classification are eligible for the Markit iBoxx® USD Liquid Investment Grade Index. The issuer or, in the case of a finance subsidiary, the issuer’s guarantor, must be domiciled, incorporated and the country of risk must be in the countries listed as developed markets in Markit iBoxx Country Classification.

Index Calculation

Static Data

Information used in the index calculation is sourced from offering circulars and checked against standard data providers.

Bond Prices

Bond prices are based on multi-sourced pricing which, depending on the structure of each market, takes into account a variety of data inputs such as transaction data, quotes from market makers and other observable data points.

End-of-day price inputs include:

•	Market quotes received from sell-side/buy-side; and/or
•	End-of-day book of records prices; and/or
•	Institutional size transaction data
•	Curve-based pricing model, where observable prices are not available

The Markit iBoxx® USD Liquid Investment Grade Index generally uses independent bond pricing services. HIS Markit’s Evaluated Bond Pricing Service is the main pricing service used as an input for the calculation of the Markit iBoxx® USD Liquid Investment Grade Index. A variety of representative sources are used to fuel the bond pricing services, including, but not limited to, books of record contributions, parsed dealer runs, reported trade prices and executed levels. Each pricing service submitting to the Markit iBoxx® USD Liquid Investment Grade Index has its own proprietary methodology as to how it processes the different inputs. Pricing data is produced by experienced pricing analysts using established instrument evaluation models; non-transactional data such as observed bid and ask prices may predominate for a given bond as the data is being scrutinized to reliably represent the interest measured. The pricing service may also decide to rely upon expert judgment in an active albeit low liquidity market or any other circumstances, when observed bid and ask prices or transactions may not be consistently available each day.

Rebalancing Process

The index is rebalanced monthly on the last business day of the month. Any inclusion after the index cut-off day (t-3) will not be considered in the rebalancing process, but will become effective at the end of the following month. New bonds issued are taken into account if they are publicly known to settle until the last calendar day of the month, inclusive, and if their rating and amount outstanding has become known at least three trading days before the end of the month.

Preview lists of eligible bonds are published on a weekly basis starting on the first Friday that is three business days after the previous month-end rebalance, as well as on the 6th calendar day of the month (or next index publication day if the 6th calendar day falls on a

PS-16 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

non-business day). Preview lists of eligible bonds are additionally published on T-4, T-3 trading days before the end of the month. Final components are published two business days before the end of the month (T-2).

Two business days before the end of each month, the rating and amount information for the constituents is updated and the list is adjusted for all rating and amount changes that are known to have taken place three business days before the end of the month that could also result in exclusion of the bond. However, if bonds that are part of broader US Dollar indices become eligible into the Markit iBoxx® USD Liquid Investment Grade Index two business days prior to rebalancing because of rating and/or amount changes, they will be included in the Markit iBoxx® USD Liquid Investment Grade Index.

Rebalancing Procedure

In a first step, the selection criteria set out above are applied to the universe of the boarder Markit iBoxx USD Liquid Investment Grade Index to determine the eligible bond universe. Bond ratings and amount outstanding are used as of the bond selection cut-off date. Maturity dates remain fixed for the life of the bond. Only bonds with a first settlement date on or before the rebalancing date are included in the selection process.

Index Weights

Once the eligible bond universe has been defined, the weight for each bond is determined and if necessary, capped (applying an issuer cap of 3%). The weights and capping factors are determined on the last business day of each month using the end-of-month market values.

Index Calculus

The components of the total return are price changes, accrued interest, coupon payments, and reinvestment income on cash flows received during the composition month.

is the accrued interest of bond i on calculation day t
is the accrued interest of bond i on rebalancing day t-s
is the cash on the previous business day
is the value of the next coupon payment of bond i during an ex-dividend period. Outside the ex-dividend period, this value is 0 is the value of any coupon payment received from bond i at time t. If there is no payment the value is 0 is the amount outstanding of bond i on the previous rebalancing day t-s is the number of days between the previous calculation date (t-1) and the current calculation date t is the closing price of bond i on the last business day on or before the previous rebalancing day is the closing price of bond i on the last business day on or before the previous rebalancing day is the SOFR rate falling two U.S. Government Securities Business Days prior to the calculation day i is the total return index level on day t
is the closing total return index level on the previous rebalancing day is ex dividend indicator flag. The value is 0, if the bond enters the index at the ex-dividend period. The value is 1, if (a) coupon payments are not ex-dividend, (b) has not entered the index during an ex-dividend period, or (c) entered the index during a previous ex-dividend period
PS-17 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF

Index Data and Transaction Cost Adjustments

The calculation of the Markit iBoxx® USD Liquid Investment Grade Index is based on bid prices. New securities are included in the Markit iBoxx® USD Liquid Investment Grade Index at their respective ask prices when they enter the index family. In the event that no price can be established for a particular security, the Markit iBoxx® USD Liquid Investment Grade Index continues to be calculated based on the last available price. This might be the case in periods of market stress, or disruption as well as in illiquid or fragmented markets. If the required inputs become impossible to obtain, IHS Markit may consult market participants prior to the next rebalancing date. Decisions are made publicly available on a timely basis and IHS Markit may refer back to previous cases.

The rebalancing takes place after close of market on the last trading day of a rebalancing month.

The Markit iBoxx® USD Liquid Investment Grade Index is transaction cost adjusted. At the end of each month, after the rebalancing, the index level of the Markit iBoxx® USD Liquid Investment Grade Index is adjusted to account for the cost occurred in rebalancing the index.

Index Publication

The Markit iBoxx® USD Liquid Investment Grade Index is calculated as an end-of-day index and distributed once daily after close of U.S. markets.

PS-18 | Structured Investments Contingent Interest Notes Linked to the Lesser Performing of the iShares® iBoxx® $ Investment Grade Corporate Bond ETF and the iShares® 20+ Year Treasury Bond ETF